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                     August 10, 2022

       Martine Rothblatt
       Chief Executive Officer
       United Therapeutics Corporation
       1040 Spring Street
       Silver Spring, Maryland 20910

                                                        Re: United Therapeutics
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 000-26301

       Dear Dr. Rothblatt:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences